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                                                                    EXHIBIT 16.1



                   [Gerald R. Hendricks & Company Letterhead]






May 19, 2000



United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated May 10, 2000, of Kinetiks.com, Inc. and are in agreement with the statements contained in the second and fourth paragraphs. In a letter to Kinetiks.com, Inc. dated May 1, 2000, we notified the Company that the auditor relationship between Kinetiks.com, Inc. and Gerald R. Hendricks & Company, P.C. had ceased. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                          /s/Gerald R. Hendricks & Company, P.C.
                                          --------------------------------------
                                          Gerald R. Hendricks & Company, P.C.